CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2022, relating to the consolidated financial statements and consolidated financial statement schedule of Alexander & Baldwin, Inc. and the effectiveness of Alexander & Baldwin, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Alexander & Baldwin, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Honolulu, Hawaii
April 26, 2022